Exhibit 99.3

OFFER TO EXCHANGE

All Outstanding Shares of Common Stock

of

PLX TECHNOLOGY, INC.

for

(I) 0.525 of a Share of Common Stock of Integrated Device Technology, Inc. and

(II) $3.50 in Cash, Per Share

by

PINEWOOD ACQUISITION CORP.

a wholly-owned subsidiary of

INTEGRATED DEVICE TECHNOLOGY, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON JUNE 20, 2012, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED.

May 22, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter relates to the offer by Pinewood Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation (“IDT”) to acquire each outstanding share of common stock, $0.001 par value (the “Shares”), of PLX Technology, Inc., a Delaware corporation (“PLX”), in exchange for (i) 0.525 of a share of common stock of IDT and (ii) $3.50 in cash (the sum of (i) and (ii) being the “Offer Price”), without interest and less any applicable withholding taxes, on the terms and conditions contained in the Prospectus/Offer to Purchase, dated May 22, 2012 (the “Prospectus/Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 30, 2012, by and among IDT, Purchaser, Pinewood Merger Sub, LLC, a Delaware limited liability company (“Merger LLC”) and a wholly-owned subsidiary of IDT, and PLX (the “Merger Agreement”). The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or, where permissible, waiver of certain conditions, Purchaser will be merged with and into PLX (the “Merger”), with PLX surviving the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of IDT. As of the effective time of the Merger, each outstanding Share (other than Shares beneficially owned by IDT, Shares held in treasury by PLX and Shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under applicable law) will be converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes, as set forth in the Merger Agreement and as described in the Prospectus/Offer to Purchase. IDT currently anticipates that, following consummation of the Merger and if certain conditions are met, including the receipt of opinion of counsel to PLX that the Offer, the Merger and the LLC Merger (as defined below), taken together, will qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, the Surviving Corporation will merge with and into Merger LLC with Merger LLC surviving as a wholly-owned subsidiary of IDT (the “LLC Merger”, and, together with the Merger, the “Mergers”).

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	The Prospectus/Offer to Purchase dated May 22, 2012.

2.	The Merger Agreement (attached as Annex A to Prospectus/Offer to Purchase).

3.	The Letter of Transmittal to be used to tender Shares for your use and for the information of your clients, together with the included Internal Revenue Service Form W-9.

4.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Prospectus/Offer to Purchase and the Letter of Transmittal cannot be completed, prior to the end of the day on June 20, 2012, at 12:00 midnight, New York City time, unless the Offer is extended (the “Expiration Date”).

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	A copy of the PLX’s Solicitation/Recommendation Statement on Schedule 14D-9 dated May 22, 2012, which has been filed by PLX with the Securities and Exchange Commission, including a letter to stockholders of PLX from Ralph Schmitt, Chief Executive Officer of PLX.

7.	A return envelope addressed to Computershare (the “Exchange Agent”).

There is no financing condition to the Offer. Consummation of the Offer is subject to various conditions set forth in the Merger Agreement, including, but not limited to (i) the valid tender into the Offer, without proper withdrawal, of a number of Shares that, together with Shares then directly or indirectly owned by IDT, represents at least a majority of the outstanding Shares, on a fully diluted basis, and no less than a majority of the voting power of PLX’s capital stock, on a fully diluted basis, and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger, (ii) the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iii) the registration statement for IDT’s common stock issuable in connection with the Offer and the Merger being declared effective by the Securities and Exchange Commission (the “SEC”) and not subject to any stop order issued by the SEC or proceeding initiated by the SEC seeking a stop order that has not been concluded or withdrawn, (iv) the approval of the listing of such shares on NASDAQ and (v) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement and described in the Prospectus/Offer to Purchase) with respect to PLX’s business. Subject to the terms of the Merger Agreement, Purchaser reserves the absolute right in its sole discretion to waive any of the specified conditions of the Offer in the case of any Shares tendered; provided, however, that the conditions described in clauses (i) through (iv) of this paragraph shall not be waivable and may not be waived by Purchaser.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT THE END OF THE DAY ON JUNE 20, 2012, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED.

The Board of Directors of PLX, by a unanimous vote of its directors at a meeting of the Board of Directors held on April 29, 2012, (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Mergers, are fair to and in the best interests of PLX and its stockholders, (ii) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Offer and the Mergers, advisable and (iii) recommended to PLX’s stockholders that they accept the Offer and tender their Shares in the Offer and, if required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended, amended or earlier terminated, the terms and conditions of any such extension, amendment or termination), Purchaser will accept for exchange Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when and if Purchaser gives oral or written notice to the Exchange Agent of Purchaser’s acceptance of such Shares for exchange pursuant to the Offer. Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (“Certificates”), or, if such Shares are in book-entry form, a timely book-entry confirmation (as defined in the Prospectus/Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in “Procedure for Tendering Shares” of the Prospectus/Offer to Purchase, an agent’s message (as defined in the Prospectus/Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or book-entry confirmations with respect to Shares are actually received by the Exchange Agent. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

Neither IDT nor Purchaser nor any officer, director, stockholder, agent or other representative of IDT or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Exchange Agent and as described in the Prospectus/Offer to Purchase) with respect to soliciting tenders of Shares pursuant to the Offer.

Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal, properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message in lieu of the Letter of Transmittal), and all other documents required by the Letter of Transmittal must be received by the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus/Offer to Purchase.

Any holder of Shares who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Prospectus/Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in “The Offer—Guaranteed Delivery” of the Prospectus/Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to Innisfree M&A Incorporated, the Information Agent for the Offer, at (212) 750-5833 (call collect).

Requests for copies of the enclosed materials may also be directed to the Information Agent at the above telephone number.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall constitute you the agent of IDT, Purchaser, PLX, the Information Agent, the Exchange Agent or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.